SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

90933T109 (CUSIP Number)

February 28, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 90933T109

1)	Names of Reporting Persons IRS Identification No. Of Above Persons The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 1,196,100 6) Shared Voting Power 2,487,569 7) Sole Dispositive Power 1,196,100 8). Shared Dispositive Power 2,487,569

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,683,669*	*See the response to Item 6.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions ☐
11)	Percent of Class Represented by Amount in Row (9) 23.64
12)	Type of Reporting Person (See Instructions) HC

Page 1 of 10 Pages

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

90933T109 (CUSIP Number)

February 28, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 90933T109

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 1,196,100 6) Shared Voting Power 2,487,569 7) Sole Dispositive Power 1,196,100 8) Shared Dispositive Power 2,487,569

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,683,669*	*See the response to Item 6.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions ☐
11)	Percent of Class Represented by Amount in Row (9) 23.64
12)	Type of Reporting Person (See Instructions) HC

Page 2 of 10 Pages

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

90933T109 (CUSIP Number)

February 28, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 90933T109

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power -0- 6) Shared Voting Power 2,487,569 7) Sole Dispositive Power -0- 8) Shared Dispositive Power 2,487,569

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,487,569*	*See the response to Item 6.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions ☐
11)	Percent of Class Represented by Amount in Row (9) 15.96
12)	Type of Reporting Person (See Instructions) BK

Page 3 of 10 Pages

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

90933T109 (CUSIP Number)

February 28, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 90933T109

1)	Names of Reporting Persons IRS Identification No. Of Above Persons BlackRock Advisors, Inc. 23-2784752
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 1,196,100 6) Shared Voting Power -0- 7) Sole Dispositive Power 1,196,100 8) Shared Dispositive Power -0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,196,100
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions ☐
11)	Percent of Class Represented by Amount in Row (9) 7.68
12)	Type of Reporting Person (See Instructions) IA

Page 4 of 10 Pages

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

90933T109 (CUSIP Number)

February 28, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 90933T109

1)	Names of Reporting Persons IRS Identification No. Of Above Persons BlackRock Financial Management, Inc. 13-3806691
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 91,400 6) Shared Voting Power -0- 7) Sole Dispositive Power 91,400 8) Shared Dispositive Power -0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 91,400
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions ☐
11)	Percent of Class Represented by Amount in Row (9) 0.59
12)	Type of Reporting Person (See Instructions) IA

Page 5 of 10 Pages

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

90933T109 (CUSIP Number)

February 28, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 90933T109

1)	Names of Reporting Persons IRS Identification No. Of Above Persons State Street Research & Management Company 13-3142135
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 37,200 6) Shared Voting Power -0- 7) Sole Dispositive Power 37,200 8) Shared Dispositive Power -0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 37,200
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions ☐
11)	Percent of Class Represented by Amount in Row (9) 0.24
12)	Type of Reporting Person (See Instructions) IA

Page 6 of 10 Pages

ITEM 1(a)	- NAME OF ISSUER:

United America Indemnity, Ltd. (formerly, United National Group, Ltd.)

ITEM 1(b)	- ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

Walker House, 87 Mary Street, P.O. Box 908GT Georgetown, Grand Cayman Cayman Islands

ITEM 2(a)	- NAME OF PERSON FILING:

The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC Bank, National

Association; BlackRock Advisors, Inc.; BlackRock Financial Management, Inc.; and

State Street Research & Management Company

ITEM 2(b)	- ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc. - 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

BlackRock Advisors, Inc. - 100 Bellevue Parkway, Wilmington, DE 19809

BlackRock Financial Management, Inc. - 100 Bellevue Parkway, Wilmington, DE 19809

State Street Research & Management Company – One Financial Center, Boston, MA 0211

ITEM 2(c)	- CITIZENSHIP:

The PNC Financial Services Group, Inc. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

BlackRock Advisors, Inc. - Delaware

BlackRock Financial Management, Inc. - Delaware

State Street Research & Management Company - Delaware

ITEM 2(d)	- TITLE OF CLASS OF SECURITIES:

Class A Common

ITEM 2(e)	- CUSIP NUMBER:

90933T109

ITEM 3	- IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) ☐ Broker or dealer registered under Section 15 of the Exchange Act;

(b) ☒ Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) ☐ Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

(d) ☐ Investment Company registered under Section 8 of the Investment Company Act;

(e) ☒ An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) ☐ An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ☒ A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) ☐ A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) ☐ A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

(j) ☐ Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Page 7 of 10 Pages

ITEM 4	- OWNERSHIP:

	The following information is as of February 28, 2005:

	(a) Amount Beneficially Owned:	3,683,669 shares*

		*See the response to Item 6.

	(b) Percent of Class:	23.64

	(c) Number of shares to which such person has:

	(i) sole power to vote or to direct the vote	1,196,100

	(ii) shared power to vote or to direct the vote	2,487,569

	(iii) sole power to dispose or to direct the disposition of	1,196,100

	(iv) shared power to dispose or to direct the disposition of	2,487,569

ITEM 5	- OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
	Not Applicable.

ITEM 6	- OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
	Of the total shares of Class A Common Stock reported herein, 2,487,569 shares are held in various trust accounts created by various trust agreements for which PNC Bank, National Association serves as co-trustee with Russell C. Ball, III. These trust agreements may be deemed to have created shared voting and shared dispositive power between the co-trustees.

ITEM 7	- IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

BlackRock Advisors, Inc. - IA (indirect subsidiary of PNC Bancorp, Inc.)

BlackRock Financial Management, Inc. - IA (wholly owned subsidiary of BlackRock Advisors, Inc.)

State Street Research & Management Company - IA (indirect subsidiary of BlackRock Financial Management, Inc.)

ITEM 8	- IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
	Not Applicable.

ITEM 9	- NOTICE OF DISSOLUTION OF GROUP:
	Not Applicable.

Page 8 of 10 Pages

ITEM 10	- CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 10, 2005	March 10, 2005
Date	Date

By: /s/ Joan L. Gulley	By: /s/ Robert S. Kapito
Signature - The PNC Financial Services Group, Inc.	Signature - BlackRock Advisors, Inc.
Joan L. Gulley, Vice President	Robert S. Kapito, Vice Chairman
Name & Title	Name & Title

March 10, 2005	March 10, 2005
Date	Date

By: /s/ Maria C. Schaffer	By: /s/ Robert S. Kapito
Signature - PNC Bancorp, Inc.	Signature - BlackRock Financial Management, Inc.
Maria C. Schaffer, Executive Vice President	Robert S. Kapito, Vice Chairman
Name & Title	Name & Title

March 10, 2005	March 10, 2005
Date	Date

By: /s/ Joan L. Gulley	By: /s/ Robert S. Kapito
Signature - PNC Bank, National Association	Signature – State Street Research & Management Company
Joan L. Gulley, Executive Vice President	Robert S. Kapito, Vice Chairman
Name & Title	Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

THE PNC FINANCIAL SERVICES GROUP, INC.,

PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION

WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

Page 9 of 10 Pages

EXHIBIT A

AGREEMENT

March 10, 2005

The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the “Act”) in connection with their beneficial ownership of common stock issued by United America Indemnity, Ltd. (formerly, United National Group, Ltd.).

Each of the undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(b) of the Act.

Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

This Agreement applies to any amendments to Schedule 13G.

BLACKROCK ADVISORS, INC.

BY:	/s/ Robert S. Kapito
Robert S. Kapito, Vice Chairman

BLACKROCK FINANCIAL MANAGEMENT, INC.

BY:	/s/ Robert S. Kapito
Robert S. Kapito, Vice Chairman

STATE STREET RESEARCH & MANAGEMENT COMPANY

BY:	/s/ Robert S. Kapito
Robert S. Kapito, Vice Chairman

Page 10 of 10 Pages